UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549

                               SCHEDULE 13G
                              (Rule 13d-102)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO RULE 13d-2(b)



                                  RAM Energy Resources, Inc.
                              (Name of Issuer)


                    Common Stock, $0.0001 par value per share
                         (Title of Class of Securities)


                                75130P109000
                              (CUSIP Number)

                             December 31, 2006
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

( )	Rule 13d-1(b)
(X)	Rule 13d-1(c)
( )	Rule 13d-1(d)




Schedule 13G
CUSIP No. 75130P109000								Page 2



1. NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Helios Partners Fund Management, LLC

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  ( )
                                                             (b)  (X)
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

                  5.    SOLE VOTING POWER
                        0
NUMBER OF
SHARES            6.    SHARED VOTING POWER
BENEFICIALLY            2,239,782 (1)(2)
OWNED BY
EACH              7.    SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH
                  8.    SHARED DISPOSITIVE POWER
                        2,239,782 (1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,239,782 (1)(2)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
                                                             ( )

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.67% (3)

12. TYPE OF REPORTING PERSON
OO



Schedule 13G
CUSIP No. 75130P109000								 Page 3



1. NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Robert H. Setrakian

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  ( )
                                                             (b)  (X)
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
United States

                  5.    SOLE VOTING POWER
                        56,000 (4)
NUMBER OF
SHARES            6.    SHARED VOTING POWER
BENEFICIALLY            2,239,782 (1)(2)
OWNED BY
EACH              7.    SOLE DISPOSITIVE POWER
REPORTING               56,000 (4)
PERSON WITH
                  8.    SHARED DISPOSITIVE POWER
                        2,239,782 (1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,295,782 (1)(2)(4)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
                                                             ( )

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.83% (3)

12. TYPE OF REPORTING PERSON
IN



Schedule 13G
CUSIP No. 75130P109000								Page 4



1. NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Seth V. Setrakian

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  ( )
                                                             (b)  (X)
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
United States

                  5.    SOLE VOTING POWER
                        115,500 (5)
NUMBER OF
SHARES            6.    SHARED VOTING POWER
BENEFICIALLY            2,239,782 (1)(2)
OWNED BY
EACH              7.    SOLE DISPOSITIVE POWER
REPORTING               115,500 (5)
PERSON WITH
                  8.    SHARED DISPOSITIVE POWER
                        2,239,782 (1)(2)

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,355,282 (1)(2)(5)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES
							                   ( )

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
6.99% (3)

12. TYPE OF REPORTING PERSON
IN




Schedule 13G
CUSIP No. 75130P109000								Page 5


Item 1.
       (a) Name of Issuer:
           RAM Energy Resources, Inc. (the "Company")

       (b) Address of Issuer's Principal Executive Offices:
           5100 East Skelly Drive, Suite 650
           Tulsa, Oklahoma 74135


Item 2.

1.   (a) Name of Person Filing:
         Helios Partners Fund Management, LLC

     (b) Address of Principal Business Office, or, if none, Residence:
         750 Lexington Avenue, 16th Floor
         New York, New York  10022

     (c) Citizenship or Place of Organization:
         Helios Partners Fund Management, LLC is organized under the laws of the State of Delaware.

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number:  75130P109000


2.   (a) Name of Person Filing:
         Robert H. Setrakian

     (b) Address of Principal Business Office, or, if none, Residence:
         750 Lexington Avenue, 16th Floor
         New York, New York  10022

     (c) Citizenship or Place of Organization:  United States

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number:  75130P109000


3.   (a) Name of Person Filing:
         Seth V. Setrakian

     (b) Address of Principal Business Office, or, if none, Residence:
         750 Lexington Avenue, 16th Floor
         New York, New York  10022

     (c) Citizenship or Place of Organization:  United States

     (d) Title of Class of Securities:  Common Stock, $0.0001 par value

     (e) CUSIP Number:  75130P109000

Schedule 13G
CUSIP No. 75130P109000								Page 6


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b)or(c) Check Whether the Person Filing is a:

         Not applicable.

Item 4. Ownership.

1.  Helios Partners Fund Management, LLC:

        (a) Amount beneficially owned: 2,239,782 shares of Common Stock, $0.0001 cents par value. (1)(2)

        (b) Percent of class:  6.67% (3)

        (c) Number of shares as to which the person has:
               (i) Sole power to vote or to direct the vote:  0 shares

              (ii) Shared power to vote or to direct the vote:
                   2,239,782 shares  (1)(2)

             (iii) Sole power to dispose or to direct the disposition of:
                   0 shares

              (iv) Shared power to dispose or to direct the disposition of:
                   2,239,782 shares (1)(2)

2.  Robert H. Setrakian:

        (a) Amount beneficially owned: 2,295,782 shares of Common Stock, $0.0001 par value. (1)(2)(4)

        (b) Percent of class:   6.83% (3)

        (c) Number of shares as to which the person has:
               (i) Sole power to vote or to direct the vote:  56,000 shares (4)

              (ii) Shared power to vote or to direct the vote:
                   2,239,782 shares (1)(2)

             (iii) Sole power to dispose or to direct the disposition of:
                   56,000 shares (4)

              (iv) Shared power to dispose or to direct the disposition of:
                   2,239,782 shares (1)(2)

3.  Seth V. Setrakian:

      (a) Amount beneficially owned: 2,355,282 shares of Common Stock, $0.0001 par value. (1)(2)(5)

      (b) Percent of class:  6.99% (3)


Schedule 13G
CUSIP No. 75130P109000								Page 7


      (c) Number of shares as to which the person has:
               (i) Sole power to vote or to direct the vote:  115,500 shares (5)

              (ii) Shared power to vote or to direct the vote:
                   2,239,782 shares (1)(2)

             (iii) Sole power to dispose or to direct the disposition of:
                   115,500 shares (5)

              (iv) Shared power to dispose or to direct the disposition of:
                   2,239,782 shares (1)(2)

Notes:
(1)  Includes 794,968 shares which are issuable upon the exercise of warrants.

(2) Helios Partners Fund Management, LLC ("HPFM") is the investment manager of Helios Partners Fund, LP and Helios Partners Offshore, Ltd. (the "Funds"). In its role as investment manager, HPFM possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.
Robert H. Setrakian and Seth V. Setrakian (together with
HPFM, the "Reporting Persons") are managing directors of HPFM. However, all securities reported in this schedule as being beneficially owned by HPFM are owned by the Funds. The Reporting Persons disclaim beneficial ownership of such securities which are owned by the Funds. In addition, the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons or their affiliates are the beneficial owner of any securities owned by the Funds which are covered by this Schedule 13G for any purpose, other than Section 13(d) of the Securities Exchange Act of 1934.

(3) Percentages are based on 32,792,725 shares common stock outstanding (set forth in the Company's Form 10-Q filed November 13, 2006).

(4)  Includes 10,000 shares which are issuable upon the exercise of warrants.

(5)  Includes 87,300 shares which are issuable upon the exercise of warrants.


Item 5. Ownership of Five Percent or Less of a Class.

        Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

        Not applicable.

Item 8. Identification and Classification of Members of the Group.

        See Item 4.

Schedule 13G
CUSIP No. 75130P109000								Page 8

Item 9. Notice of Dissolution of Group.

        Not applicable.

Item 10. Certifications.

By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencng the control of the issuer of the Securities and were not acquired and dare not held in connection With or as a participant in any transaction having that purpose or effect.


                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 07, 2007                Helios Partners Fund Management, LLC

                                        By:  /s/  Robert H. Setrakian
                                        -----------------------------
                                        Name:  Robert H. Setrakian
                                        Title:    Managing Director

Date:   September 07, 2007                /s/  Robert H. Setrakian
                                        -----------------------------
                                        Name:  Robert H. Setrakian

Date:   September 07, 2007                /s/  Seth V. Setrakian
                                        -----------------------------
                                        Name:  Seth V. Setrakian